     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2001

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              CALPINE CORPORATION
                       CALPINE CANADA ENERGY FINANCE ULC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     4911                                    77-0212977
               NOVA SCOTIA                                    4911                                  NOT APPLICABLE
      (STATES OR OTHER JURISDICTIONS              (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBERS)                 IDENTIFICATION NUMBERS)

                    CALPINE CORPORATION                                   CALPINE CANADA ENERGY FINANCE ULC
                50 WEST SAN FERNANDO STREET                                  50 WEST SAN FERNANDO STREET
                 SAN JOSE, CALIFORNIA 95113                                   SAN JOSE, CALIFORNIA 95113
                       (408) 995-5115                                               (408) 995-5115
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                         INCLUDING                                                    INCLUDING
  AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)      AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                  ------------------------                                     ------------------------
                         COPIES TO:                                                   COPIES TO:
                      PETER CARTWRIGHT                                              ANN B. CURTIS
      CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER,                  EXECUTIVE VICE PRESIDENT AND SECRETARY
                    CALPINE CORPORATION                                   CALPINE CANADA ENERGY FINANCE ULC
                50 WEST SAN FERNANDO STREET                                  50 WEST SAN FERNANDO STREET
                 SAN JOSE, CALIFORNIA 95113                                   SAN JOSE, CALIFORNIA 95113
                       (408) 995-5115                                               (408) 995-5115
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                         INCLUDING                                                    INCLUDING
              AREA CODE, OF AGENT FOR SERVICE)                             AREA CODE, OF AGENT FOR SERVICE)
                      BRUCE C. BENNETT                                              JOSEPH A. COCO
                    COVINGTON & BURLING                                SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                1330 AVENUE OF THE AMERICAS                                       FOUR TIMES SQUARE
                  NEW YORK, NEW YORK 10019                                     NEW YORK, NEW YORK 10036
                       (212) 841-1000                                               (212) 735-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
        SECURITIES TO BE REGISTERED          REGISTERED(1)(2)(3)     UNIT(1)(2)(3)        PRICE(1)(2)(3)      REGISTRATION FEE
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Common Stock, par value $.001 per share, of
  Calpine Corporation.......................
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Preferred Stock, par value $.001 per share,
  of Calpine Corporation(4).................
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Debt Securities of Calpine Corporation(4)...
--------------------------------------------------------------------------------------------------------------------------------
Debt Securities of Calpine Canada Energy
  Finance ULC...............................
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Guarantees of Calpine Corporation(5)........
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Total.......................................    $2,500,000,000            100%            $2,500,000,000          $625,000
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(1) Includes such indeterminate number of shares of our common stock and preferred stock and principal amount of our debt securities as may be periodically issued at indeterminate prices or, if any debt securities are issued with original issue discount, such greater principal amount as shall be equal to the principal amount at maturity thereof.
(2) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of Calpine's registered common stock, preferred stock and Calpine's and Calpine Canada Energy Finance's debt securities (or, in the case of debt securities issued with original issue discount, the principal amount at maturity thereof) will not exceed $2,500,000,000. There will be no registration fee nor offering price in respect of the guarantees of Calpine Corporation -- see footnote 5 below.
(4) To the extent convertible preferred stock and/or convertible debt securities are issued hereunder, shares of common stock issuable upon conversion thereof will be issued without the payment of additional consideration. Pursuant to Rule 457(i) under the Securities Act, no registration fee is attributable to the common stock which may be issued upon conversion of such preferred stock or debt securities.
(5) The debt securities to be issued by Calpine Canada Energy Finance will be irrevocably and unconditionally guaranteed on an unsecured senior basis by Calpine Corporation. No separate consideration will be received for the guarantees of Calpine Corporation and, therefore, no additional registration fee is payable in respect of the registration of such guarantees.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MARCH 21, 2001

PROSPECTUS

CALPINE CORP. LOGO
                              CALPINE CORPORATION

                                  Common Stock
                                Preferred Stock
                                Debt Securities

                       CALPINE CANADA ENERGY FINANCE ULC

                   Debt Securities Fully and Unconditionally
                       Guaranteed by Calpine Corporation

                            ------------------------

     Calpine Corporation may periodically sell common stock, preferred stock and debt securities to the public. We will provide specific terms of such securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

     Calpine Canada Energy Finance ULC may periodically sell debt securities to the public. Such debt securities will be fully and unconditionally guaranteed by Calpine Corporation. Calpine Canada Energy Finance ULC will provide specific terms of such debt securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

 INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE
                                       9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

                     Prospectus dated                , 2001

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus and accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus and the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or the accompanying prospectus supplement, nor any sale made under this prospectus or accompanying prospectus supplement shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus supplement accompanying this prospectus or that the information contained or incorporated by reference in this prospectus or accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................    3
Calpine...............................    4
Calpine Canada Energy Finance.........    8
Risk Factors..........................    9
Where You Can Find More Information...    9
Forward-Looking Statements............   11
Consolidated Ratio of Earnings to
  Fixed Charges.......................   12
Use of Proceeds.......................   12

                                        PAGE
                                        ----
Plan of Distribution..................   12
Description of Capital Stock..........   14
Description of the Debt Securities....   19
Certain United States Federal Income
  Tax Consequences....................   33
Notice to Canadian Residents..........   43
Legal Matters.........................   44
Experts...............................   44

                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a joint registration statement that we filed with the SEC using a "shelf" registration or continuous offering process. Under this shelf process, Calpine may from time to time sell any combination of the common stock, the preferred stock and the debt securities of Calpine described in this prospectus, and Calpine Canada Energy Finance may from time to time sell the debt securities of Calpine Canada Energy Finance fully and unconditionally guaranteed by Calpine Corporation described in this prospectus, in one or more offerings which will aggregate up to a total dollar amount of $2,500,000,000, which amount includes over-allotment options with regard to certain securities.

     Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include separate financial statements of Calpine Canada Energy Finance in this prospectus, because:

     - all of the voting rights of Calpine Canada Energy Finance will be owned by Calpine, either directly or through wholly-owned subsidiaries of Calpine, which files regular reports with the SEC,

     - Calpine Canada Energy Finance has no operations other than the transfer of funds to Calpine or its subsidiaries, and

     - Calpine will fully and unconditionally guarantee Calpine Canada Energy Finance's obligations and the rights of holders and no subsidiary of Calpine will guarantee the obligations of Calpine Canada Energy Finance.

     This prospectus provides you with a general description of the common stock, the preferred stock and the debt securities we may offer. Each time we sell such securities, whether by Calpine or Calpine Canada Energy Finance, we will provide a prospectus supplement containing specific information about the terms of the securities being offered, including any guarantees. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

     The prospectus incorporates business and financial information about us that is not included or delivered with this document. YOU MAY REQUEST AND OBTAIN THIS INFORMATION FREE OF CHARGE BY WRITING OR TELEPHONING US AT THE FOLLOWING
ADDRESS: CALPINE CORPORATION, 50 WEST SAN FERNANDO STREET, SAN JOSE, CALIFORNIA 95113, ATTENTION: LISA M. BODENSTEINER, ASSISTANT SECRETARY, TELEPHONE (408) 995-5115.

     Unless we have indicated otherwise, in this prospectus references to "Calpine" are to Calpine Corporation, references to "Calpine Canada Energy Finance" are to Calpine Canada Energy Finance ULC and references to "we," "us" and "our" or similar terms are, collectively, to Calpine Corporation and its consolidated subsidiaries excluding Calpine Capital Trust III, Calpine Capital Trust II and Calpine Capital Trust.

                                    CALPINE

     Calpine is a leading independent power company engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity predominantly in the United States. We have experienced significant growth in all aspects of our business over the last five years. Currently, we own interests in 50 power plants having a net capacity of 5,849 megawatts. We also have 25 gas-fired projects under construction having a net capacity of 14,028 megawatts and have announced plans to develop 29 gas-fired projects (power plants and expansions of current facilities) with a net capacity of 15,478 megawatts. Upon completion of the projects under construction, we will have interests in 74 power plants located in 21 states having a net capacity of 19,877 megawatts. Of this total generating capacity, 96% will be attributable to gas-fired facilities and 4% will be attributable to geothermal facilities. As a result of our expansion program, our revenues, cash flow, earnings and assets have grown significantly over the last five years, as shown in the table below.

                                                                                 COMPOUND ANNUAL
                                                           1996        2000        GROWTH RATE
                                                         --------    --------    ---------------
                                                                  (DOLLARS IN MILLIONS)
Total Revenue..........................................  $  214.6    $2,282.8           81%
EBITDA.................................................     110.7       825.9           65%
Net Income.............................................      18.7       323.5          104%
Total Assets...........................................   1,031.4     9,737.3           75%

     Since our inception in 1984, we have developed substantial expertise in all aspects of the development, acquisition and operation of power generation facilities. We believe that the vertical integration of our extensive engineering, construction management, operations, fuel management and financing capabilities provides us with a competitive advantage to successfully implement our acquisition and development program and has contributed to our significant growth over the past five years.

CAPITALIZATION

     The following table sets forth, as of December 31, 2000 (1) the actual consolidated capitalization of Calpine; and (2) the consolidated capitalization of Calpine as adjusted to reflect the net effect of the sale of the 8 1/2% Senior Notes due 2011. This table should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

                                                                  DECEMBER 31, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS,
                                                                EXCEPT SHARE AMOUNTS)
CASH:
  Cash and cash equivalents.................................  $  588,698    $1,720,955
                                                              ==========    ==========
LONG-TERM DEBT:
Notes payable, net of current portion.......................  $  195,862    $  195,862
Project financing, net of current portion...................   1,473,869     1,473,869
Senior notes................................................   2,551,750     3,701,750
Capital lease obligation, net of current portion............     208,876       208,876
                                                              ----------    ----------
  Total long-term debt......................................   4,430,357     5,580,357
                                                              ----------    ----------
Company-obligated mandatorily redeemable convertible
  preferred securities of subsidiary trusts.................   1,122,490     1,122,490
Minority interests..........................................      37,576        37,576
                                                              ----------    ----------

                                                                  DECEMBER 31, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS,
                                                                EXCEPT SHARE AMOUNTS)
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value:
  10,000,000 shares authorized; no shares outstanding,
     actual and as adjusted.................................          --            --
                                                              ----------    ----------
Common stock, $0.001 par value:
  500,000,000 shares authorized; 283,715,058 shares
     outstanding, actual and as adjusted....................         284           284
Additional paid-in capital..................................   1,700,505     1,700,505
Retained earnings...........................................     536,617       536,617
Accumulated other comprehensive loss........................        (632)         (632)
                                                              ----------    ----------
  Total stockholders' equity................................   2,236,774     2,236,774
                                                              ----------    ----------
  Total capitalization......................................  $7,827,197    $8,977,197
                                                              ==========    ==========

THE MARKET

     The power industry represents the third largest industry in the United States, with an estimated end-user market of over $215 billion of electricity sales in 2000 produced by an aggregate base of power generation facilities with a capacity of approximately 860,000 megawatts. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives have been and are continuing to be adopted at both the state and federal level to increase competition in the domestic power generation industry. The power generation industry historically has been largely characterized by electric utility monopolies producing electricity from old, inefficient, high-cost generating facilities selling to a captive customer base. Industry trends and regulatory initiatives have transformed the existing market into a more competitive market where end users purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others.

     There is a significant need for additional power generating capacity throughout the United States, both to satisfy increasing demand and to replace old and inefficient generating facilities. Due to environmental and economic considerations, we believe this new capacity will be provided predominantly by gas-fired facilities. We believe that these market trends will create substantial opportunities for efficient, low-cost power producers that can produce and sell energy to customers at competitive rates.

     In addition, as a result of a variety of factors, including deregulation of the power generation market, utilities, independent power producers and industrial companies are disposing of power generation facilities. To date, numerous utilities have sold or announced their intentions to sell their power generation facilities and have focused their resources on the transmission and distribution business segments. Many independent producers operating a limited number of power plants are also seeking to dispose of their plants in response to competitive pressures and industrial companies are selling their power plants to redeploy capital in their core businesses.

STRATEGY

     Our strategy is to continue our rapid growth by capitalizing on the significant opportunities in the power market, primarily through our active development and acquisition programs. In pursuing our growth strategy, we utilize our management and technical knowledge to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach uses our expertise in design, engineering, procurement, finance, construction management, fuel and resource production and acquisition, operations and power marketing, which we believe provides us with a competitive advantage. The key elements of our strategy are as follows:

     - Development of new and expansion of existing power plants. We are actively pursuing the development of new and expansion of our existing highly efficient, low-cost, gas-fired power plants to replace old and inefficient generating facilities and meet the demand for new generation.

     - Acquisition of power plants. Our strategy is to acquire power generating facilities that meet our stringent criteria, provide significant potential for revenue, cash flow and earnings growth and provide the opportunity to enhance the operating efficiencies of the plants.

     - Enhancement of existing power plants. We continually seek to maximize the power generation and revenue potential of our operating assets and minimize our operating and maintenance expenses and fuel costs.

RECENT DEVELOPMENTS

     Project Development and Construction. On February 12, 2001, we announced that the Florida Public Service Commission approved a joint application filed by Calpine and Seminole Electric Cooperative, Inc. ("Seminole"), under which we will build the Osprey Energy Center to supply electric power to help meet Seminole's members' power needs.

     On March 16, 2001, we announced that our wholly-owned subsidiary, Skygen Energy LLC, has entered into a ten-year agreement to supply Xcel Energy, formerly Public Service Co. of Colorado, with 336 megawatts of peaking capacity. Power will be delivered to our proposed Colorado Energy Center, a $100 million electric generating facility to be located in an industrial area east of Denver in the city of Aurora.

     Issuance of Securities. On February 15, 2001, we completed a public offering of $1.15 billion of our 8 1/2% Senior Noes due 2011. The Senior Notes due 2011 bear interest at 8 1/2% per year, payable semi-annually, and mature on February 15, 2011.

     California Power Market. The deregulation of the California power market has produced significant unanticipated results in the past year. The deregulation froze the rates that utilities can charge their retail and business customers in California and prohibited the utilities from buying power on a forward basis, while wholesale power prices were not subjected to limits.

     In the past year, a series of factors have reduced the supply of power to California, which has resulted in wholesale power prices that have been significantly higher than historical levels. Several factors contributed to this increase. These included:

     - significantly increased volatility in prices and supplies of natural gas;

     - an unusually dry fall and winter in the Pacific Northwest, which reduced the amount of available hydroelectric power from that region (typically, California imports a portion of its power from this source);

     - the large number of power generating facilities in California nearing the end of their useful lives, resulting in increased downtime (either for repairs or because they have exhausted their air pollution credits and replacement credits have become too costly to acquire on the secondary market); and

     - continued obstacles to new power plant construction in California, which deprived the market of new power sources that could have, in part, ameliorated the adverse effects of the foregoing factors.

     As a result of this situation, two major California utilities that are subject to the retail rate freeze, including Pacific Gas & Electric Company ("PG&E"), have faced wholesale prices that far exceed the retail prices they are permitted to charge. This has led to significant underrecovery of costs by these utilities; and they have been widely reported to be facing the prospect of insolvency. As a consequence, these utilities have defaulted under a variety of contractual obligations, including payment obligations to power generators. PG&E has defaulted on payment obligations to us. For additional information, including information on certain receivables, see Notes 15 and 19 of the Notes to Consolidated Financial Statements incorporated by reference from Calpine's Annual Report on Form 10-K for the year ended December 31, 2000.

     We have historically sold power to PG&E, which is one of the California utilities that is subject to the rate freeze. We are currently selling power to PG&E pursuant to long-term qualifying facility ("QF") contracts, which are subject to federal regulation under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") (16 U.S.C. sec. 796 et seq.). The QF contracts provide that the California Public Utilities Commission ("CPUC") has the authority to determine the appropriate utility "avoided cost" to be used to set energy payments for certain QF contracts, including those for all of our QF plants in California which sell power to PG&E. Section 390 of the California Public Utility Code provided QFs the option to elect to receive energy payments based on the California Power Exchange ("PX") market clearing price. In mid-2000, our QF facilities elected this option and were paid based upon the PX zonal day ahead clearing price ("PX Price") from summer 2000 until January 19, 2001, when the PX ceased operating a day ahead market. Since that time, the CPUC has ordered that the price to be paid for energy deliveries by QFs electing the PX Price shall be based on a natural gas cost-based "transition formula." The CPUC has conducted proceedings (R. 99-11-022) to determine whether the PX Price was the appropriate price for the energy component upon which to base payments to QFs which had elected the PX based pricing option. It is possible that the CPUC could order a payment adjustment based on a different energy price determination. We believe that the PX Price was the appropriate price for energy payments but there can be no assurance that this will be the outcome of the CPUC proceedings. Legislation has recently been introduced in the California legislature (SB 47X) that would establish a fixed price for the QF contracts for a 5 year period and would eliminate any PX Price adjustment prior to December 31, 2000. There can be no assurances that this legislation will be enacted.

     We have continued to honor our contractual obligations to PG&E under our QF contracts. To date, we have refrained from pursuing our collection remedies with respect to PG&E's default, however, we have been actively involved with the California utilities, the California legislature, and other interested parties to develop legislation designed to stabilize energy prices through the application of a long-term energy pricing methodology (for a five-year period) in place of the short-term pricing methodology currently utilized under the QF contracts, as discussed above. We also expect further legislation to enable the California utilities to finance over a longer term the difference between the wholesale prices that have been paid and the retail prices they received during last fall and into this winter. We believe that this should enhance PG&E's ability to make payment of all past due amounts. However, management cannot predict the timing or ultimate outcome of the legislative process or the payment of amounts due under our contracts.

     As this situation has deteriorated, California has taken steps to restore a predictable and reliable power market to the State. Recently, California adopted legislation permitting it to issue long-term revenue bonds to provide funding for wholesale purchases of power. The bonds will be repaid with the proceeds of payments by retail customers over time. The California Department of Water Resources ("DWR") sought bids for long-term power supply contracts. We successfully bid in that auction, and announced, as indicated below, that we have signed three significant long-term power supply contracts with DWR.

     On February 7, 2001, we announced the signing of a 10-year, $4.6 billion fixed-price contract with DWR to provide electricity to the State of California. We committed to sell up to 1,000 megawatts of electricity, with initial deliveries of 200 megawatts starting October 1, 2001, and increasing to 1,000 megawatts by January 1, 2004. This contract will continue through 2011. The electricity will be sold directly to DWR on a 24-hour, 7-day-a-week basis.

     On February 28, 2001, we announced the signing of two long-term power sales contracts with DWR. Under the terms of the first contract, a $5.2 billion, 10-year, fixed-price contract, we commit to sell up to 1,000 megawatts of generation. Initial deliveries are scheduled to begin July 1, 2001 with 200 megawatts and increase to 1,000 megawatts by as early as July 2002. Under the terms of the second contract, a 20-year contract totaling up to $3.1 billion, we will supply DWR with up to 495 megawatts of peaking generation, beginning with 90 megawatts as early as August 2001, and increasing up to 495 megawatts as early as August 2002.

     On March 31, 2001, we announced the signing of a two-month deal to provide 555 megawatts of electricity to DWR from our new South Point Energy Center during plant testing, effective immediately through May 15, 2001.

     FERC Investigation into California Wholesale Markets. Beginning in May 2000, wholesale energy prices in the California markets increased to levels well above 1999 levels. In response, on June 28, 2000, the ISO Board of Governors reduced the price cap applicable to the ISO's wholesale energy and ancillary services markets from $750/MWh to $500/MWh. The ISO subsequently reduced the price cap to $250/MWh on August 1, 2000. During this period, however, the California Power Exchange Corporation ("PX") maintained a separate price cap set at a much higher level applicable to the "day-ahead" and "day-of" markets administered by the PX. On August 23, 2000, the Federal Energy Regulatory Commission ("FERC") denied a complaint filed August 2, 2000 by San Diego Gas & Electric Company ("SDG&E") that sought to extend the ISO's $250 price cap to all California energy and ancillary service markets, not just the markets administered by the ISO. However, in its order denying the relief sought by SDG&E, the FERC instructed its staff to initiate an investigation of the California power markets and to report its findings to the FERC and held further hearing procedures in abeyance pending the outcome of this investigation.

     On November 1, 2000, the FERC released a Staff Report detailing the results of the Staff investigation, together with an "Order Proposing Remedies for California Wholesale Markets" ("November 1 Order"). In the November 1 Order, the FERC found that the California power market structure and market rules were seriously flawed, and that these flaws, together with short supply relative to demand, resulted in unusually high energy prices. The November 1 Order proposed specific remedies to the identified market flaws, including: (a) imposition of a so-called "soft" price cap at $150/MWh to be applied to both the PX and ISO markets, which would allow bids above $150/MWh to be accepted, but will subject such bids to certain reporting obligations requiring sellers to provide cost data and/or identify applicable opportunity costs and specifying that such bids may not set the overall market clearing price, (b) elimination of the requirement that the California utilities sell into and buy from the PX, (c) establishment of independent non-stakeholder governing boards for the ISO and the PX, and (d) establishment of penalty charges for scheduling deviations outside of a prescribed range. In the November 1 Order the FERC established October 2, 2000, the date 60 days after the filing of the SDG&E complaint, as the "refund effective date." Under the November 1 Order, rates charged for service after that date through December 31, 2002 will remain subject to refund if determined by the FERC not to be just and reasonable. While the FERC concluded that the Federal Power Act and prior court decisions interpreting that act strongly suggested that refunds would not be permissible for charges in the period prior to October 2, 2000, it noted that it was willing to explore proposals for equitable relief with respect to charges made in that period. All of the Company's receivables from PG&E relate to energy generated by QF facilities. Under FERC regulations, QF contracts are exempt from regulation under the Federal Power Act, which is the legislation that provides the authority for the FERC to compel refunds or frame other equitable relief with respect to the California wholesale markets. Therefore, the Company believes that any refund or other equitable remedy that the FERC may impose with respect to the California wholesale markets will not affect the Company's ability to pursue payment by PG&E of all past due amounts as described above.

     On December 15, 2000, the FERC issued a subsequent order that affirmed in large measure the November 1 Order (the "December 15 Order"). Various parties have filed requests for administrative rehearing and for judicial review of aspects of the FERC's December 15 Order. The outcome of these proceedings, and the extent to which the FERC or a reviewing court may revise aspects of the December 15 Order or the extent to which these proceedings may result in a refund of or reduction in the amounts charged by the Company's subsidiaries for power sold in the ISO and PX markets, cannot be determined at this time.

                         CALPINE CANADA ENERGY FINANCE

     Calpine Canada Energy Finance ULC is an unlimited liability company organized in March 2001 under the laws of Nova Scotia, Canada. Calpine Canada Energy Finance is a wholly-owned special purpose finance subsidiary of Calpine Corporation that engages in financing activities to raise funds for the business operations of Calpine and its subsidiaries. Calpine Canada Energy Finance will issue debt securities which will be fully and unconditionally guaranteed by Calpine.

     The principal place of business of Calpine Canada Energy Finance ULC is 50 West San Fernando Street, San Jose, California 95113, telephone: (408) 995-5115.

                                  RISK FACTORS

     Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus.

     Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

                      WHERE YOU CAN FIND MORE INFORMATION

     Calpine files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may obtain any document we file with the SEC at the SEC's public reference room in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov.

     Calpine Canada Energy Finance is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934. Although Calpine Canada Energy Finance will become subject to such requirements upon the effectiveness of this Registration Statement, it is not expected that Calpine Canada Energy Finance will be required to file separate reports under the Securities Exchange Act of 1934 because, in reliance upon the applicable exemption to such requirements:

     - all of the voting rights of Calpine Canada Energy Finance will be owned by Calpine, either directly or through wholly-owned subsidiaries of Calpine, which files regular reports with the SEC,

     - Calpine Canada Energy Finance has no operations other than transferring funds to Calpine or its subsidiaries, and

     - Calpine will fully and unconditionally guarantee Calpine Canada Energy Finance's obligations and the rights of holders and no subsidiary of Calpine will guarantee the obligations of Calpine Canada Energy Finance.

     The SEC permits us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered or until this offering is otherwise terminated:

     - Calpine's Annual Report on Form 10-K for the year ended December 31, 2000; and

     - Calpine's Current Reports on Form 8-K dated February 9, 2001.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, attention: Lisa M. Bodensteiner, Assistant Secretary, telephone: (408) 995-5115.

     We have filed with the SEC a joint registration statement on Form S-3 under the Securities Act, covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus or any prospectus supplement and incorporated by reference into this prospectus or any prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our or our management's intents, beliefs or current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

     Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are:

     - the information is of a preliminary nature and may be subject to further adjustment,

     - the possible unavailability of financing,

     - risks related to the development, acquisition, construction and operation of power plants,

     - the impact of electricity and gas price fluctuations,

     - the impact of curtailment of power plant generation due to constrained transmission capacity or other causes,

     - the seasonal nature of our business,

     - start-up risks,

     - general operating risks,

     - dependence on third parties,

     - risks associated with international investments,

     - risks associated with the power marketing business,

     - changes in government regulation,

     - availability of natural gas,

     - the effects of competition,

     - dependence on senior management,

     - volatility in our stock price,

     - fluctuations in quarterly results and seasonality,

     - the recent disarray of the California power market, which has led to various efforts by federal, state and local regulators and government officials to remedy this situation. This is an ongoing process, the outcome of which cannot be predicted. However, it is possible that any such outcome will include changes in government regulations, business and contractual relationships or other factors that could materially adversely affect Calpine, and

     - other risks identified from time to time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Calpine's consolidated ratios of earnings to fixed charges for the indicated periods.

      YEAR ENDED DECEMBER 31,
  --------------------------------
  1996   1997   1998   1999   2000
  ----   ----   ----   ----   ----
  1.46x  1.72x  1.69x  1.77x  2.04x

     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of pretax income before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, reduced by interest capitalized, distributions on the company-obligated mandatorily redeemable convertible preferred securities of its subsidiary trusts ("HIGH TIDES"(SM)) and the minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized (including amortized premiums, discounts and capitalized expenses related to indebtedness), an estimate of the interest within rental expense, and the distributions on the HIGH TIDES(SM).

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we will use for financing power projects under development or construction, working capital, general corporate purposes and any other purpose specified in a prospectus supplement. We may conduct concurrent or additional financings at any time. The net proceeds from the sale of debt securities by Calpine Canada Energy Finance to which this prospectus relates will be lent to Calpine and its affiliates by Calpine Canada Energy Finance pursuant to an intercompany loan.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters, dealers or directly to purchasers.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by Calpine and, if applicable, Calpine Canada Energy Finance against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we used delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in our prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

                          DESCRIPTION OF CAPITAL STOCK

     Calpine's authorized capital stock consists of 500,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value. The following summary is qualified in its entirety by the provisions of Calpine's certificate of incorporation and by-laws, which have been filed as exhibits to the Registration Statement of which this prospectus constitutes a part. The information provided below reflects the 2 for 1 split of Calpine's common stock that became effective on October 7, 1999, the 2 for 1 split of Calpine's common stock that became effective on June 8, 2000 and the 2 for 1 split of Calpine's common stock that became effective on November 14, 2000.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock to be outstanding upon the redemption or exchange of the exchangeable shares will be fully paid and non-assessable. Pursuant to a rights agreement entered into in June of 1997, Calpine's shares of common stock outstanding prior to the occurrence of events specified in the rights agreement have certain preferred share purchase rights, which are set forth in more detail in the rights agreement incorporated by reference as an exhibit to the Registration Statement of which this prospectus constitutes a part. See "-- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Rights Plan and Delaware Law -- Rights Plan."

PRICE RANGE OF COMMON STOCK

     Calpine's common stock is traded on the New York Stock Exchange under the symbol "CPN." Public trading of the common stock commenced on September 20, 1996. Prior to that, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low sale price per share of the common stock on the New York Stock Exchange.

                                                               HIGH        LOW
                                                              -------    -------
1999
First Quarter...............................................  $ 4.672    $ 3.157
Second Quarter..............................................    7.375      4.391
Third Quarter...............................................   11.969      6.852
Fourth Quarter..............................................   16.375     10.633
2000
First Quarter...............................................  $30.750    $16.094
Second Quarter..............................................   35.219     18.125
Third Quarter...............................................   52.250     32.250
Fourth Quarter..............................................   52.969     32.250
2001
First Quarter (through March 19, 2001)......................   29.500     49.050

     As of March 19, 2001, there were approximately 632 holders of record of our common stock. On March 19, 2001, the last sale price reported on the New York Stock Exchange for our common stock was $49.00 per share.

DIVIDEND POLICY

     We do not anticipate paying any cash dividends on Calpine's common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business and for general corporate purposes. In addition, our ability to pay cash dividends is restricted under our indentures and our other debt agreements. Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our future operations and earnings, capital requirements, general financial condition, contractual restrictions and such other factors as the board of directors may deem relevant.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series that will be filed as an amendment to this registration statement at the time such series of preferred stock is offered. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     As of March 19, 2001, there were no shares of preferred stock outstanding. The board of directors has the authority, without further vote or action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock, including without limitation dividend rights, if any, voting rights, if any, and liquidation and conversion rights, if any. The board of directors has the authority to fix the number of shares constituting any series and the designations of such series without any further vote or action by the stockholders. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Calpine's company, or could delay or prevent a transaction that might otherwise give Calpine's stockholders an opportunity to realize a premium over the then prevailing market price of the common stock.

     Calpine's board of directors has authorized the issuance of up to 500,000 shares of Series A Participating Preferred Stock, par value $.001 per share, pursuant to a rights plan adopted by Calpine's board of directors on June 5, 1997. On March 19, 2001, no shares of Calpine's participating preferred stock were outstanding. A description of the rights plan and the participating preferred stock is set forth under "-- Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Rights Plan and Delaware -- Rights Plan," below.

     Upon consummation of the Encal acquisition, a series of preferred stock, consisting of one share, will be designated as special voting preferred stock, having a par value of $.001 per share and a liquidation preference of $.01. Except as otherwise required by law or Calpine's certificate of incorporation, the one share of special voting preferred stock will possess a number of votes for the election of directors and on all other matters submitted to a vote of Calpine's stockholders equal to the number of outstanding Calpine common stock equivalent shares issued by Calpine's wholly-owned subsidiary from time to time and not owned by Calpine or any entity controlled by Calpine. The holders of Calpine common stock and the holder of the special voting preferred stock will vote together as a single class on all matters on which holders of Calpine's common stock are eligible to vote. In the event of Calpine's liquidation, dissolution or winding-up, all outstanding Calpine common stock equivalent shares will automatically be exchanged for shares of Calpine's common stock, and the holder of the special voting preferred stock will not be entitled to receive any assets available for distribution to Calpine's stockholders. The holder of the special voting preferred stock will not be entitled to receive dividends. The share of special voting preferred stock will be issued to a Canadian trust company, as trustee under a voting and exchange trust agreement among Calpine, Calpine Canada and the trustee. At such time as the one share of special voting preferred stock has no votes attached to it because there are no Calpine common stock equivalent shares outstanding not owned by Calpine or an entity controlled by Calpine, the share of special voting preferred stock will be canceled.

     A prospectus supplement with respect to the issuance of a series of preferred stock will specify:

     - the maximum number of shares,

     - the designation of the shares,

     - the annual dividend rate, if any, whether the dividend rate is fixed or variable, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate thereon, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative,

     - the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums,

     - the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up Calpine's affairs,

     - any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund,

     - the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment,

     - the voting rights, if any, and

     - any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates, which will have an aggregate liquidation preference equal to that of the preferred stock represented by the global certificate.

     Each global certificate will:

     - be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement,

     - be deposited with such depositary or nominee or a custodian for the depositary, and

     - bear a legend regarding the restrictions on exchanges and registration of transfer and any other matters as may be provided for under the certificate of designation.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BYLAWS

     Calpine's certificate of incorporation provides that Calpine's board of directors is classified into three classes of directors serving staggered, three-year terms. The certificate of incorporation also provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of Calpine's capital stock entitled to vote, voting together as single class. Any vacancy on the board of directors may be filled only by vote of the majority of directors then in office. Further, the certificate of incorporation provides that any business combination (as defined therein) requires the affirmative vote of the holders of two-thirds of the shares of Calpine's capital stock entitled to vote, voting together as a single class. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The bylaws provide that Calpine's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of Calpine's capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Calpine's company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Calpine's company. These provisions are designed to reduce Calpine's vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Calpine's shares and, as a consequence, they also may inhibit fluctuations in the market price of Calpine's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Calpine's management.

     Rights Plan. On June 5, 1997, Calpine adopted a stockholders' rights plan to strengthen Calpine's ability to protect Calpine's stockholders. The rights plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine or its stockholders. To implement the rights plan, Calpine declared a dividend of one preferred share purchase right for each outstanding share of Calpine's common stock held on record as of June 18, 1997, and directed the issuance of one preferred share purchase right with respect to each share of Calpine's common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share, called a "unit," of Calpine's Series A Participating Preferred Stock, par value $.001 per share, at a price of $80.00 per unit, subject to adjustment. The rights become exercisable and trade independently from Calpine's common stock upon the public announcement of the acquisition by a person or group of 15% or more of Calpine's common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of Calpine's common stock. Each unit purchased upon exercise of the rights will be entitled to a dividend equal to any dividend declared per share of common stock and will have one vote, voting together with the common stock. In the event of Calpine's liquidation, each share of the participating preferred stock will be entitled to any payment made per share of common stock.

     If Calpine is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of Calpine's common stock, each right will entitle its holder to purchase at the right's exercise price a number of the acquiring company's shares of common stock having a market value of twice the right's exercise price. In addition, if a person or group acquires 15% or more of Calpine's common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's exercise price, a number of fractional shares of Calpine's participating preferred stock or shares of Calpine's common stock having a market value of twice the right's exercise price.

     The rights expire on June 18, 2007, unless redeemed earlier by Calpine. Calpine can redeem the rights at a price of $0.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

DELAWARE ANTI-TAKEOVER STATUTE

     Calpine is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines the term business combination to include: (1) any merger or consolidation involving the corporation or any of its direct of indirect majority-owned subsidiaries and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation or any of its direct of indirect majority-owned subsidiaries involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation or any of its direct of indirect majority-owned subsidiaries of any stock of the corporation or that subsidiary to the interested stockholder; (4) any transaction involving the corporation or any of its direct of indirect majority-owned subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or that subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its direct of indirect majority-owned subsidiaries. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following is a general description of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms relating to each debt security will be set forth in a prospectus supplement. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the "debt securities."

GENERAL

     Calpine may issue from time to time one or more series of debt securities under one or more separate indentures between Calpine and Wilmington Trust Company, as trustee, and Calpine Canada Energy Finance may issue from time to time one or more series of debt securities under an indenture between Calpine Canada Energy Finance and Wilmington Trust Company, as trustee.

     For purposes of this section, references to the "issuer" are to Calpine, in the case of debt securities issued by Calpine, and to Calpine Canada Energy Finance, in the case of debt securities issued by Calpine Canada Energy Finance, and references to the "guarantor" are to Calpine with respect to debt securities issued by Calpine Canada Energy Finance. Additionally, in the case of debt securities issued by Calpine Canada Energy Finance, the term "indenture" includes the guarantee agreement pursuant to which the guarantor guarantees the debt securities.

     The debt securities will be direct, unsecured obligations of the issuer. The senior debt securities will rank equally with all other senior debt of the issuer. The indentures will not limit the amount of debt securities which the issuer may issue. The subordination provisions of any subordinated debt securities will be described in an applicable prospectus supplement.

     Almost all of Calpine's operations are conducted through Calpine's subsidiaries and other affiliates. As a result, Calpine depends almost entirely upon their earnings and cash flow to service Calpine's indebtedness, including Calpine's ability to pay the interest on and principal of Calpine's debt securities. The non-recourse project financing agreements of certain of Calpine's subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to Calpine prior to the payment of other obligations, including operating expenses, debt service and reserves. Calpine Canada Energy Finance is a special purpose financing subsidiary formed solely as a financing vehicle for Calpine and its subsidiaries. Therefore, the ability of Calpine Canada Energy Finance to pay its obligations under the debt securities is dependent upon the receipt by it of payments from Calpine and its subsidiaries. If Calpine were not to make such payments for any reason, the holders of the debt securities would have to rely on the enforcement of Calpine's guarantee described below.

     Calpine's subsidiaries and other affiliates are separate and distinct legal entities and will have no obligation to pay any amounts due on the debt securities issued by Calpine hereunder, and will not guarantee the payment of interest on or principal of the debt securities issued by Calpine hereunder. The right of Calpine's debt security holders to receive any assets of any of Calpine's subsidiaries or other affiliates upon Calpine's liquidation or reorganization will be subordinated to the claims of any subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by Calpine's subsidiaries or affiliates including Calpine Canada Energy Finance). As of December 31, 2000, Calpine's subsidiaries had $1.5 billion of project financing. Calpine intends to utilize non-recourse project financing when appropriate in the future, and this financing will be effectively senior to Calpine's debt securities.

     The following description is only a summary of the material provisions of the proposed indentures for the debt securities. We urge you to read the forms of indentures because they, and not this description, describe every detail of the terms of the debt securities. A copy of each form of indenture is included as an exhibit to this registration statement and is available upon request made to us. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

TERMS APPLICABLE TO DEBT SECURITIES

     The prospectus supplement for a particular series of debt securities will specify the following terms of the series of debt securities:

     - the designation, the aggregate principal amount and the authorized denominations, if other than $1,000 and integral multiples of $1,000;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date or date on which the debt securities will mature;

     - the currency, currencies or currency units in which payments on the debt securities will be payable;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

     - the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

     - the prices, if any, at which, and the dates at or after which, the issuer may or must repay, repurchase or redeem the debt securities;

     - any right to covert the debt securities into, or exchange the debt securities for, shares of Calpine common stock or other securities or property;

     - any sinking fund obligation with respect to the debt securities;

     - any special United States federal income tax consequences;

     - the exchanges, if any, on which the debt securities may be listed; and

     - any other material terms of the debt securities consistent with the provisions of the indenture.

     Unless otherwise specified in the prospectus supplement, the issuer will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

     Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any Federal income tax consequences and other special consequences applicable to discounted debt securities.

     The indentures governing the senior debt does not contain any provisions that:

     - limit the issuer's ability to incur indebtedness; or

     - provide protection in the event the issuer choose to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

REOPENING OF ISSUE

     The issuer may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including issue date, maturity and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date.

RANKING

     The senior debt securities issued by Calpine will be unsecured and will rank equal in right of payment with all of Calpine's existing and future unsecured and unsubordinated indebtedness, including, without limitation, Calpine's obligations under the Amended and Restated Credit Agreement, dated as of May 23, 2000, as amended, among Calpine, Bank of Nova Scotia, as Lead Arranger and Administrative Agent, and Bayerische Landesbank, as Co-Arranger and Syndication Agent, and the various commercial lending institutions named therein as lenders (as it may be further amended, refinanced, replaced, renewed or extended from time to time) and Calpine's other outstanding senior debt securities, including Calpine's 7 5/8% Senior Notes due 2006, Calpine's 7 3/4% Senior Notes due 2009, Calpine's 7 7/8% Senior Notes due 2008, Calpine's 8 3/4% Senior Notes due 2007, Calpine's 9 1/4% Senior Notes due 2004, Calpine's 10 1/2% Senior Notes due 2006, Calpine's 8 1/4% Senior Notes due 2005, Calpine's 8 5/8% Senior Notes due 2010 and Calpine's 8 1/2% Senior Notes due 2011. At December 31, 2000, Calpine had approximately $2.6 billion of indebtedness outstanding that would rank equally with the senior debt securities.

     Unless otherwise provided in the prospectus supplement relating to such securities, debt securities issued by Calpine Canada Energy Finance will be:

     - senior unsecured obligations of Calpine Canada Energy Finance and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine Canada Energy Finance, and

     - guaranteed on a senior unsecured basis by Calpine, which guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Calpine.

     The subordinated debt securities issued by Calpine will be subordinate and junior in right of payment to all of Calpine's senior indebtedness, including any guarantee by Calpine of Calpine Canada Energy Finance's senior debt securities. The subordinated debt securities of Calpine Canada Energy Finance will be subordinate and junior in right of payment to all of Calpine Canada Energy Finance's senior indebtedness.

GUARANTEES

     Calpine will fully and unconditionally guarantee to each holder of a debt security issued by Calpine Canada Energy Finance and authenticated and delivered by the trustee the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as it becomes due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the debt securities and of the related indenture. The claims of holders under the guarantee by Calpine will be effectively subordinated to the claims of creditors of Calpine's subsidiaries other than Calpine Canada Energy Finance.

     Under its guarantee agreement, Calpine will:

     - agree that, if an event of default occurs under the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the related indenture or any supplement thereto, and

     - waive its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against Calpine Canada Energy Finance before exercising their rights under the guarantees.

COVENANTS

     The indentures shall provide that, except as otherwise set forth under "-- Defeasance," below, for so long as any debt securities remain outstanding or any amount remains unpaid on any of the debt securities, the issuer and the guarantor, if any, will comply with the applicable terms of the covenants contained in the indentures including the following:

PAYMENT OF SECURITIES.

     The issuer will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

MAINTENANCE OF OFFICE OR AGENCY.

     The issuer will maintain in the Borough of Manhattan, the City of New York, an office or agency where the debt securities may be paid and notices and demands to or upon the issuer in respect of the debt securities and the indentures may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. The issuer will give prompt written notice to the trustee of the location, and any change in the location, of any such office or agency. If at any time the issuer shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

FURTHER ASSURANCES.

     The issuer, the guarantor, if any, and the trustee will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under the indentures and under the documents, instruments and agreements required under the indentures and to carry out the intent of the indentures.

LIMITATION ON SALE/LEASEBACK TRANSACTIONS.

     Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

          (a) the issuer or the guarantor, as the case may be, or the Restricted Subsidiary would be entitled to create a Lien on the property or asset subject to the Sale/Leaseback Transaction securing Indebtedness in an amount equal to the Attributable Debt with respect to that transaction without equally and ratably securing the debt securities pursuant to the covenant entitled "Limitation on Liens"; or

          (b) the net proceeds of the sale are at least equal to the fair value (as determined by board of directors of the issuer or the guarantor, as the case may be) of the property or asset subject to the Sale/ Leaseback Transaction and the issuer or the guarantor, as the case may be, or the Restricted Subsidiary applies or causes to be applied, within 180 days of the effective date of the Sale/Leaseback Transaction, an amount in cash equal to the net proceeds of the sale to the retirement of Indebtedness of the issuer or the guarantor, as the case may be, or of the Restricted Subsidiary.

In addition to the transactions permitted pursuant to the above clauses (a) and
(b), the issuer and the guarantor, if any, or any of their respective Restricted Subsidiaries may enter into a Sale/Leaseback Transaction as long as the sum of:

     - the Attributable Debt with respect to that Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into pursuant to this provision; plus

     - the amount of outstanding Indebtedness secured by Liens incurred pursuant to the final provision to the covenant described under "-- Limitation on Liens" below;

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available. In addition, any Restricted Subsidiary of the issuer or the guarantor, if any, may enter into a Sale/Leaseback Transaction with respect to property or assets owned by that Restricted Subsidiary, so long as the proceeds of that Sale/Leaseback Transaction are used to acquire, develop, construct, or repay (within 365 days of the commencement of full commercial operation of any such property or assets) Indebtedness incurred to acquire, develop or construct property or assets of any Restricted Subsidiary.

     As used in the indentures, the following terms are defined as follows:

     "Attributable Debt" means, as at the time of determination, the present value (discounted at the rate of interest set forth or implicit in terms of the lease (or, if not practicable to determine that rate, the weighted average rate of interest borne by the debt securities outstanding hereunder (calculated, in the event of the issuance of any original issue discount debt securities, based on the computed interest rate with respect thereto)), compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Capitalized Lease Obligations" of a person means the rental obligations under any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of that person as lessee, in conformity with generally accepted accounting principals, is required to be capitalized on the balance sheet of that person; the stated maturity of any such lease shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Consolidated Current Liabilities," as of the date of determination, means the aggregate amount of consolidated liabilities of Calpine and Calpine's consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between Calpine and its subsidiaries and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the total amount of Calpine's consolidated assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) under generally accepted accounting principles which would appear on Calpine's consolidated balance sheet, determined in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

          (a) Consolidated Current Liabilities;

          (b) minority interests in Calpine's consolidated subsidiaries held by persons other than Calpine or any of its Restricted Subsidiaries;

          (c) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Calpine's board of directors;

          (d) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

          (e) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (f) treasury stock; and

          (g) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Indebtedness" of any person means, without duplication:

          (a) the principal of and premium (if any premium is then due and owing) in respect of indebtedness of that person for money borrowed;

          (b) all Capitalized Lease Obligations of that person;

          (c) all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) and (b) above) entered into in the ordinary course of business of that person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, that drawing is reimbursed no later than the tenth business day following receipt by that person of a demand for reimbursement following payment on the letter of credit;

          (d) all obligations of the type referred to in clauses (a) through (c) above of other persons and all dividends of other persons for the payment of which, in either case, that person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise; and

          (e) all obligations of the type referred to in clauses (a) through (d) above of other persons secured by any Lien on any property or asset of that person (whether or not such obligation is assumed by that person), the amount of the obligation on any date of determination being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured.

     The amount of Indebtedness of any person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations at such date, the maximum liability determined by that person's board of directors, in good faith, as in light of the facts and circumstances existing at the time, reasonably likely to be incurred upon the occurrence of the contingency giving rise to such obligation.

     "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Preferred Stock," as applied to the capital stock of any corporation, means capital stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

     "Restricted Subsidiary" means any subsidiary of a person that is not designated an Unrestricted Subsidiary by that person's board of directors.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or later acquired whereby a person or one of such person's subsidiaries transfers that property to another person and then leases it back from that person, other than leases for a term of not more than 36 months or leases between such person and a wholly owned subsidiary of such person or between such person's wholly owned subsidiaries.

     "Senior Indebtedness" means all indebtedness incurred, assumed or guaranteed by a person, whether or not represented by bonds, debentures notes or other securities, for money borrowed, and any deferrals, renewals or extensions or refunding of any such indebtedness, unless in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is specifically stated, at or prior to the time such person becomes liable in respect thereof, that any such indebtedness or such deferral, renewal, extension or refunding thereof is not Senior Indebtedness.

     "Subordinated Security" means any security issued under an Indenture which is designated as a Subordinated Debt Security.

     "Unrestricted Subsidiary" means (i) any subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by a person's board of directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. A person's board of directors may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any capital stock of, or owns or holds any Lien on any property of, that person or any other subsidiary of that person that is not a subsidiary of the subsidiary to be so designated, so long as the subsidiary to be designated an Unrestricted Subsidiary and all other subsidiaries previously so designated at the time of any determination hereunder shall, in the aggregate, have total assets not greater than 5% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent financial quarter for which financial statements are available. A person's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to that designation no Default or Event of Default under the indentures shall have occurred and be continuing. Any such designation by a person's board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to the designation and a certificate signed by two of that person's officers certifying that the designation complied with these provisions. However, the failure to file the resolution and/or certificate with the trustee shall not impair or affect the validity of the designation.

LIMITATION ON LIENS.

     Under the terms of the indentures, the issuer and the guarantor, if any, shall not, and shall not permit any of their respective Restricted Subsidiaries to, incur any Lien upon any properties (including capital stock) without effectively providing that the outstanding debt securities shall be secured equally and ratably with (or prior to) that Indebtedness, so long as that Indebtedness shall be so secured. The above restriction on Liens will not, however, apply to:

          (a)(1) Liens securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by, or repairs, improvements or additions to, property or assets, which Liens may include Liens on the capital stock of a Restricted Subsidiary or (2) Liens incurred by any Restricted Subsidiary that does not own, directly or indirectly, at the time of such original incurrence of such Lien under this clause (2) any operating properties or assets securing Indebtedness incurred to finance the exploration, drilling, development, construction or purchase of or by or repairs, improvements or additions to, property or assets of any Restricted Subsidiary that does not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, which Liens may include Liens on the capital stock of one or more Restricted Subsidiaries that do not, directly or indirectly, own any operating properties or assets at the time of such original incurrence of such Lien, provided, however, that the Indebtedness secured by any such Lien may not be issued more than 365 days after the later of the exploration, drilling, development, completion of construction, purchase, repair, improvement, addition or commencement of full commercial operation of the property or assets being so financed;

          (b) Liens existing on the date of issuance of a series of debt securities, other than Liens relating to Indebtedness or other obligations being repaid or Liens that are otherwise extinguished with the proceeds of any offering of debt securities pursuant to the indenture;

          (c) Liens on property, assets or shares of stock of a person at the time that person becomes a subsidiary of the issuer or the guarantor, as applicable; provided, however, that any such Lien may not extend to any other property or assets owned by such issuer or guarantor or any of its Restricted Subsidiaries;

          (d) Liens on property or assets existing at the time that the issuer or the guarantor, as the case may be, or one of its subsidiaries, acquires the property or asset, including any acquisition by means of a merger or consolidation with or into the issuer or the guarantor, as applicable, or one of its subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, that merger or consolidation and provided, further, that the Lien may not extend to any other property or asset owned by the issuer or the guarantor, as applicable, or any of its Restricted Subsidiaries;

          (e) Liens securing Indebtedness or other obligations of one of the subsidiaries of the issuer or the guarantor, as the case may be, that is owing to such issuer or guarantor or any of its Restricted Subsidiaries, or Liens securing Indebtedness of the issuer or the guarantor, as the case may be, or other obligations that are owing to one of the subsidiaries of such issuer or guarantor;

          (f) Liens incurred on assets that are the subject of a Capitalized Lease Obligation to which the issuer or the guarantor, as the case may be, or any of its subsidiaries is a party, which shall include Liens on the stock or other ownership interest in one or more Restricted Subsidiaries of such issuer or guarantor, leasing such assets;

          (g) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (b), (c), (d) and (f) above, provided, however, that (1) such new Lien shall be limited to all or part of the same property or assets that secured the original Lien (plus repairs, improvements or additions to that property or assets and Liens on the stock or other ownership interest in one or more Restricted Subsidiaries beneficially owning that property or assets) and (2) the amount of Indebtedness secured by such Lien is not increased, other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of the Indebtedness; and

          (h) Liens by which the debt securities are secured equally and ratably with other Indebtedness pursuant to this covenant.

     However, the issuer and the guarantor, if any, and any one or more of their respective Restricted Subsidiaries may incur other Liens to secure Indebtedness as long as the sum of:

     - the lesser of (1) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this provision and (2) the fair market value of the property securing that item of Indebtedness; plus

     - the Attributable Debt with respect to all Sale/Leaseback Transactions entered into pursuant to clause (a) described under the covenant "Limitation on Sale/Leaseback Transactions";

does not exceed 15% of Consolidated Net Tangible Assets as determined based on Calpine's consolidated balance sheet as of the end of the most recent fiscal quarter for which financial statements are available.

MERGER, CONSOLIDATION, SALE OR LEASE.

     Nothing in the indentures shall prevent the issuer and the guarantor, if any, from consolidating with or merging into another corporation or conveying, transferring or leasing their respective properties and assets substantially as an entirety to any person, provided that (a) the successor entity assumes the obligations of the issuer or the guarantor, as the case may be, on each series of debt securities outstanding and (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

SEC REPORTS.

     Calpine is subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, files certain reports and other information with the SEC. See "Where You Can Find More Information." In addition, if Sections 13 and 15(d) cease to apply to Calpine, Calpine will covenant in the indentures to file those reports and information with the trustee, and to mail such reports and information to holders of the debt securities at their registered addresses, for so long as any debt securities remain outstanding.

COMPLIANCE CERTIFICATES.

     The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any "Default," which is defined in the indentures as any event which is, or after notice or passage of time or both would be, an Event of Default, by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants under the indentures and the status of any such Default. The issuer and the guarantor, if any, also must give the trustee written notice within 30 days of the occurrence of certain Defaults under the indentures that could mature into Events of Default, as described under the caption "-- Events of Default" below.

EVENTS OF DEFAULT

     "Events of Default" are defined in the indentures with respect to any series of debt securities as any of the following:

          (a) default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

          (b) default in payment of principal or premium, if any, when due on the debt securities of such series;

          (c) default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

          (d) material default in performance by the issuer or the guarantor, if any, of any other covenants or agreements in respect of the debt securities of such series contained in the applicable indenture or the debt securities for 60 days after written notice to the issuer and the guarantor, if any, or to the issuer, the guarantor, if any, and the trustee by the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding;

          (e) there shall have occurred a default in the payment of the principal or premium, if any, of any bond, debenture, note or other evidence of indebtedness of the issuer or the guarantor, if any, in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the issuer or the guarantor, if any, for money borrowed (including any other series of debt securities issued under the indenture), which default for payment of principal or premium, if any, is in an aggregate principal amount exceeding $50,000,000 (or its equivalent in any other currency or currencies) when such indebtedness becomes due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment applicable thereto;

          (f) certain events of bankruptcy, insolvency and reorganization with respect to the issuer or guarantor, if any; and

          (g) the guarantee, if any, ceases to be in full force and effect (other than in accordance with terms of the guarantee agreement) or the guarantor denies or disaffirms its obligations under the guarantee.

     An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities.

     The indentures provide that if an Event of Default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities, may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all Events of Default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     The indentures will require that the issuer and the guarantor, if any, file annually with the trustee a certificate describing any Default by the issuer or the guarantor, as the case may be, in the performance of any conditions or covenants that has occurred under the indentures and its status. See
"Covenants -- Compliance Reports." The issuer and the guarantor, if any, must give the trustee written notice within 30 days of any Default under the indentures that could mature into an Event of Default described in clause (d),
(e) or (f).

     The trustee will be entitled under the indentures, subject to the duty of the trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indentures at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indentures will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under any indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or such indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

     The indentures will provide that while the trustee generally must mail notice of a Default or Event of Default to the registered holders of the debt securities of any series issued under any indenture within 90 days of occurrence, the trustee may withhold notice of any Default or Event of Default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

MODIFICATION OF THE INDENTURES

     The issuer, the guarantor, if any, and the trustee may amend or supplement the indentures, including any guarantee agreement, if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

     - reduce the amount of principal the issuer has to repay or change the date of maturity,

     - reduce the rate or change the time of payment of interest,

     - change the currency of payment,

     - modify any redemption or repurchase right to the detriment of the holder,

     - reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement,

     - change the provisions of the indentures relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or the provisions relating to amendments of the indentures that require the consent of registered holders of each affected series or

     - release the guarantee, if any, except in compliance with the terms of the guarantee agreement and related indenture.

ACTIONS BY HOLDERS

     A holder of any series of debt securities may not pursue any remedy with respect to the indentures or the debt securities of such series (except a registered holder of a series of debt securities may bring an action for payment of overdue principal, premium, if any, or interest on that series), unless:

     - the registered holder has given notice to the trustee of such series of a continuing Event of Default,

     - registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy,

     - such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense,

     - the trustee of such series has not complied with such request within 60 days of such request and offer, and

     - the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

DEFEASANCE AND DISCHARGE.

     The indentures will provide that the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities, and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of that indenture and those debt securities. Such a trust may only be established if, among other things,

       a. the issuer has delivered to the trustee either

     - an opinion of counsel (who may not be an employee of ours) to the effect that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of that indenture or

     - a ruling of the Internal Revenue Service to such effect, and

      b. no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound.

     "U.S. Government Obligations" are defined under the indentures as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

DEFEASANCE OF COVENANTS AND CERTAIN EVENTS OF DEFAULT.

     The indentures will further provide that, with respect to a series of debt securities issued under an indenture, the provisions of that indenture described under "-- Covenants -- Limitations on Liens" will no longer be in effect, clauses (d) (with respect to such covenant) and (d) under "-- Events of Default" shall be deemed not to be Events of Default under that indenture, and the provisions described herein under "-- Ranking" shall not apply, upon the deposit with the trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities when due in accordance with the terms of that indenture. Such a trust may only be established if, among other things, the provisions described in clause (b) of the immediately preceding paragraph have been satisfied and the issuer has delivered to the trustee an opinion of counsel (who may not be an employee of ours) to the effect that the registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance, and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     In the event the issuer exercises its option not to comply, or to discharge the guarantor, if any, from compliance, with the covenants and certain other provisions of an indenture with respect to a series of debt securities as described in the immediately preceding paragraph, and that series of debt securities are declared due and payable because of the occurrence of an Event of Default that remains applicable, while the amount of money or U.S. Government Obligations on deposit with the trustee will be sufficient to pay principal of and interest on that series on the respective dates on which such amounts are due, they may not be sufficient to pay amounts due on that series at the time of the acceleration resulting from such Event of Default. However, the issuer and the guarantor, if any, shall remain liable for such payments.

TERMINATION OF OBLIGATIONS IN CERTAIN CIRCUMSTANCES.

     The indentures will further provide that the issuer may discharge the issuer and the guarantor, if any, from any and all obligations in respect of a series of debt securities and the provisions of the related indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under "--Defeasance and Discharge") if that series of debt securities mature within one year and the issuer deposits with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of that indenture and the debt securities. Such a trust may only be established if, among other things,

     - no Default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit,

     - such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the issuer or the guarantor, if any, is a party or by which the issuer or the guarantor, if any, is bound and

     - the issuer has delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     Pursuant to this provision, the issuer is not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

UNCLAIMED MONEY

     Subject to any applicable abandoned property law, the indentures will provide that the trustee will pay to the issuer upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to the issuer, registered holders of debt securities entitled to such money must look to the issuer for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT

     Wilmington Trust Company will initially act as Trustee and paying agent for the debt securities. Wilmington Trust Company currently acts as trustee under:

     - an indenture with Calpine and Calpine's subsidiary, Calpine Capital Trust III, dated as of August 9, 2000, and

     - an indenture with Calpine dated as of August 10, 2000.

     A number of Calpine's series of debt securities are presently outstanding under each of the above indentures. We may have in the future other relationships with Wilmington Trust Company.

     We will describe in the prospectus supplement any material business and other relationships (including additional trusteeships), other than the trusteeship under the indentures, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indentures, on the other hand.

GOVERNING LAW

     The laws of the State of New York will govern the indentures and each series of debt securities.

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC. Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). DTC currently limits the maximum denomination of any single global note to $400,000,000.

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global notes for all purposes under the applicable indenture and the debt securities. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an Event of Default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, or if the issuer otherwise chooses to issue definitive debt securities, the issuer will issue certificated notes in exchange for the global notes. In either instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons. The issuer will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     Global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the securities. Unless otherwise stated, this summary deals only with the securities held as capital assets by U.S. holders. As used herein, "U.S. holders" are any beneficial owners of the securities, that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than partnerships that are not treated as a United States person under any applicable Treasury regulations),
(3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. As used herein, "non-U.S. holders" are holders of the securities that are, for United States federal income tax purposes (1) nonresident alien individuals; (2) foreign corporations; or (3) foreign estates or trusts that are not subject to U.S. federal income taxation on their worldwide income. If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of securities that is a partnership and partners in such partnership, should consult their tax advisers about the U.S. federal income tax consequences of holding and disposing of the securities. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors and does not discuss securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of the securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly on a retroactive basis.

     You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the purchase, ownership and disposition of the securities.

TAXATION OF COMMON STOCK

     The subsection describes the material United States federal income tax consequences of owning, selling and disposing of the common stock that Calpine may offer.

U.S. HOLDERS OF COMMON STOCK

Dividends

     The amount of any distribution Calpine makes in respect of Calpine's common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Calpine's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such stock as described below.

     In general, a dividend distribution to a corporate holder will qualify for the 70% dividends-received deduction if the holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). The dividends received deduction is subject to certain holding period, taxable income, and other limitations.

Sale or Exchange of Common Stock

     Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the common stock. In the case of a holder other than a corporation, the maximum marginal United States federal income tax rate applicable to such gain is 20% if such holder's holding period for such common stock exceeds one year. A holder's basis in the common stock is generally equal to its initial purchase price.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a 31% backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Common Stock

     The rules governing United States federal income taxation of a beneficial owner of common stock that is a non-U.S. holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

Dividends

     Distributions by Calpine with respect to the common stock that are treated as dividends paid (or deemed paid), as described above under "Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8EC1 (or successor form) to the payor.

     A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Common Stock

     Subject to the discussion below regarding "Foreign Investment in Real Property Tax Act," a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) in the event that Calpine is characterized as a United States real property holding corporation (see discussion below under "Foreign Investment in Real Property Tax Act"), the non-U.S. holders beneficial and/or constructive ownership of common stock exceeds 5% of the total fair market value of the common stock.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. If paid to an address outside the United States, dividends on common stock held by a non-U.S. holder may be subject to the information reporting and backup withholding requirements described in this section unless certain certification requirements are satisfied.

FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We can give no assurance as to whether we are, at any time within the past five years have been, or will in the future become, a United States real property holding corporation. If it is determined that we are, have been in the past five years or in the future become, a United States real property holding corporation, so long as our stock is regularly traded on an established securities market, an exemption should apply to the common stock except with respect to a non-U.S. holder whose beneficial and/or constructive ownership of common stock exceeds 5% of the total fair market value of the common stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of common stock may be required to inform its transferee whether such common stock constitutes a United States real property interest.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF PREFERRED STOCK

     This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the preferred stock that Calpine may offer.

U.S. HOLDERS OF PREFERRED STOCK

DIVIDENDS

     The amount of any distribution Calpine makes in respect of Calpine's preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property (including common stock) distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Calpine's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the preferred stock and thereafter as gain from the sale or exchange of such stock as described below.

DIVIDENDS TO CORPORATE HOLDERS

     In general, a dividend distribution to a corporate holder will qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our preferred stock (other than any non-voting, non-convertible, non-participating preferred stock). In addition, the benefit of a dividends received deduction may be reduced by the corporate alternative minimum tax.

     In determining entitlement to the dividends received deduction, corporate holders of preferred stock should also consider the provisions of Sections 246(c), 246A and 1059 of the Internal Revenue Code and Treasury regulations promulgated thereunder, and Internal Revenue Service rulings and administrative pronouncements relating to such provisions. Under current law, Section 246(c) of the Internal Revenue Code disallows the dividends received deduction in its entirety if the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period immediately before or immediately after such holder becomes entitled to receive each dividend on the stock. Section 246(c)(4) of the Internal Revenue Code provides that a holder may not count toward this minimum holding period any period in which the holder (1) has, among other things, an option to sell preferred stock which it owns, (2) is under a contractual obligation to sell preferred stock which it owns, (3) has made (and not closed) a short sale of substantially identical stock or securities, or (4) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Under certain circumstances, Section 1059 of the Internal Revenue Code (A) reduces the tax basis of stock by a portion of any "extraordinary dividends" that are eligible for the dividends received deduction and (B) to the extent that the basis reduction would otherwise reduce the tax basis of the preferred stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. In the case of preferred stock, an "extraordinary dividend" would include any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder's holding period for the preferred stock. Section 246A of the Internal Revenue Code contains the "debt-financed" portfolio stock rules, under which the dividends received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the preferred stock.

RECEIPT OF COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK

     If the preferred stock is convertible into common stock of Calpine, gain or loss will not be recognized by a holder upon the conversion of such preferred stock into common stock if no cash is received. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under "Sale, Exchange or Redemption of Preferred stock" below. As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in "Dividends" above.

     Generally, a holder's tax basis in the common stock received upon conversion will generally be equal to the holder's tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

ADJUSTMENTS OF CONVERSION PRICE IN RESPECT OF PREFERRED STOCK

     If the preferred stock is convertible into common stock of Calpine, adjustments to the conversion price ratio of common stock to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an "Adjustment") may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in the assets or earnings and profits of Calpine as that produced by the Adjustment. The distribution would be treated in the manner described above under "Dividends."

EXCESSIVE REDEMPTION PRICE OF PREFERRED STOCK

     Under Section 305 of the Internal Revenue Code and Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either Calpine or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under "Dividends." A holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

ACCRUAL DIVIDENDS ON THE PREFERRED STOCK

     The tax treatment of accrued dividends that are payable upon a redemption of the preferred stock will be addressed in the applicable prospectus supplement.

SALE, EXCHANGE OR REDEMPTION OF PREFERRED STOCK

     Upon the sale or exchange of preferred stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the stock. In the case of a holder other than a corporation, the maximum marginal United States federal income tax rate applicable to such gain is 20% if such holder's holding period for such stock exceeds one year. A holder's basis in the stock is generally equal to its initial purchase price.

     Gain or loss recognized by a holder on a redemption of the preferred stock should be treated as a sale or exchange and therefore qualify for the treatment described above if, taking into account stock that is actually or constructively owned under the constructive ownership rules of Section 318 of the Internal Revenue Code by such holder, either (1) the holder's interest in the stock of Calpine is completely terminated as a result of such redemption, (2) such holder's percentage ownership of Calpine's voting stock immediately after the redemption is less than 80% of such holder's percentage ownership immediately before the redemption or (3) the redemption is "not essentially equivalent to a dividend." Under Section 318 of the Internal Revenue Code, a person generally will be treated as the owner of stock of Calpine owned by certain related parties or certain entities in which the person owns an interest and stock that a holder could acquire through exercise of an option. For this purpose, an option would include the conversion right under the preferred stock. Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event requires a "meaningful reduction" in such holder's equity interest in Calpine. A holder of the preferred stock who sells some or all of the stock of Calpine owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of stock of Calpine may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

     If none of the above conditions is satisfied to qualify for sale or exchange treatment, the entire amount of the cash (or property) received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be treated in the same manner as distributions described above under "Dividends." In such case, the holder's basis in the redeemed preferred stock would be transferred to the holder's remaining shares of Calpine stock (if any). If the holder does not retain any shares of Calpine's stock but dividend treatment arises because of the constructive ownership rules, such basis will be entirely lost to the holder.

Other Preferred Stock

     Special tax rules may apply to certain types of preferred stock including, but not limited to, preferred stock issued at a discount. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on the preferred stock and payments of the proceeds of the sale of the preferred stock, and a 31% backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders of Preferred Stock

     The rules governing United States federal income taxation of a beneficial owner of preferred stock that is a non-U.S. holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the preferred stock, including any reporting requirements.

Dividends

     Distributions by Calpine with respect to the preferred stock that are treated as dividends paid (or deemed paid), as described above under "Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a holder who is a United States person on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

     A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Receipt of Common Stock Upon Conversion of the Preferred Stock

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder (except with respect to the non-U.S. holder's receipt of cash in lieu of fractional shares where one of the conditions described below under "Sale or Exchange of Preferred stock" is satisfied).

SALE OR EXCHANGE OF PREFERRED STOCK

     Subject to the discussion below regarding "Foreign Investment in Real Property Tax Act," a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of preferred stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or
(B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) in the event that Calpine is characterized as a United States real property holding corporation (see discussion below under "Foreign Investment in Real Property Tax Act"), the non-U.S. holders beneficial and/or constructive ownership of preferred stock exceeds 5% of the total fair market value of the preferred stock.

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of preferred stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a non-U.S. holder that is a foreign corporation falls under clause (1) of the first sentence above, it generally be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," as defined in the Internal Revenue Code, for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of preferred stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. If paid to an address outside the United States, dividends on preferred stock held by a non-U.S. may be subject to the information reporting and backup withholding requirements described in this section unless certain certification requirements are satisfied.

Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act, any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation." We can give no assurance as to whether we are, at any time within the past 5 years have been, or will in the future become, a United States real property holding corporation. If it is determined that we are, have been in the past five years or in the future become, a United States real property holding corporation, so long as our stock is regularly traded on an established securities market, an exemption should apply to the preferred stock except with respect to a non-U.S. holder whose beneficial and/or constructive ownership of preferred stock exceeds 5% of the total fair market value of the preferred stock.

     Any investor that may approach or exceed the 5% ownership threshold discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A non-U.S. holder who sells or otherwise disposes of preferred stock may be required to inform its transferee whether such preferred stock constitutes a United States real property interest.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF DEBT SECURITIES

     This subsection describes the material United States federal income tax consequences of owning, selling and disposing of the debt securities offered by Calpine or Calpine Canada Energy Finance, as the case may be. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. In addition, this subsection assumes that the debt securities will not be offered at a discount.

U.S. HOLDERS OF DEBT SECURITIES

Interest Income

     Payments of interest on a debt security generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the holder's regular method of tax accounting).

Debt Securities Purchased at a Market Discount

     A holder who purchases a debt security will be considered to have purchased the underlying debenture at a "market discount" if the holder's adjusted basis in the debt security is less than its issue price, unless such market discount is a de minimis amount (generally up to 1/4 of 1 percent of the adjusted issue price of the debt security as of the purchase date multiplied by its weighted average maturity as of such date). In general, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the underlying debenture. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

Debt Securities Purchased at a Premium

     Under the Internal Revenue Code, a holder that purchases a debt security will be considered to have purchased the debt security at a premium if the holder's adjusted basis in the debt security immediately after the purchase is greater than the issue price of such debt security. Such a holder may elect to treat such premium as "amortizable bond premium," in which case the amount of qualified stated interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (based on the debt security's yield to maturity) to such year. Any election to amortize bond premium is applicable to all bonds (other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

Sale or Exchange of Debt Securities

     A holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security (subject to the discussion above regarding market discount, which may be treated as ordinary income). A holder's adjusted tax basis in the debt security generally will be the initial purchase price paid therefor. In the case of a holder other than a corporation, the maximum marginal United States federal income tax rate applicable to gain recognized on the sale of a debt security is 20% if such holder's holder period for such debt security exceeds one year.

     To the extent the selling price is less than the holder's adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities issued at a discount, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into equity of Calpine. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a 31% backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS OF DEBT SECURITIES

     The rules governing United States federal income taxation of a beneficial owner of debt securities that is a non-U.S. holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

     This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of The Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of the issuer or a related party.

Interest Income

     Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of Calpine stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to the issuer or Calpine through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the issuer or the issuer's agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to the issuer or the issuer's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes to the issuer or the issuer's agent with a copy thereof. If a non-U.S. holder holds the debt security through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

     Except to the extent that an applicable treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a holder that is a United States person if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate (or, if applicable, at a lower tax rate specified by a treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor.

Sale or Exchange of Debt Securities

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to payments on the debt securities to a non-U.S. holder if the statement described in "Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of debt securities effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the debt securities provides the statement described in "Interest Income" or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the securities in Canada will be made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the securities are made. Any resale of the securities in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

REPRESENTATIONS OF PURCHASERS

     By purchasing the securities in Canada and accepting a purchase confirmation a purchaser is representing to the issuer and the dealer from whom the purchase confirmation is received that

          (i) the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws,

          (ii) where required by law, that the purchaser is purchasing as principal and not as agent, and

          (iii) the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of the securities to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any securities acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for the securities acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the debt and equity securities of Calpine offered hereby will be passed upon for us by Covington & Burling, New York, New York. The validity of the debt securities of Calpine Canada Energy Finance offered hereby will be passed upon for us by Bennett Jones, Calgary, Alberta, Canada, and Covington & Burling, New York, New York. Any underwriters will be represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 [CALPINE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by Calpine Corporation ("Calpine") in connection with sales of the securities being registered. All amounts are estimates except the SEC registration statement filing fee.

SEC Registration Statement filing fee.......................  $  625,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Trustee's fees and expenses (including counsel fees)........     200,000
Printing fees...............................................     600,000
Transfer agent fees.........................................      20,000
Miscellaneous...............................................      22,800
          Total.............................................  $2,267,800

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

CALPINE CORPORATION

     Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the Delaware Law, the certificate of incorporation of Calpine contains a provision to limit the personal liability of the directors of Calpine for violations of their fiduciary duty. This provision eliminates each director's liability to Calpine or its stockholders for monetary damages except
(i) for any breach of the director's duty of loyalty to Calpine or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article Ten of the bylaws of Calpine provides for indemnification of the officers and directors of Calpine to the fullest extent permitted by applicable law.

     Calpine has entered into indemnification agreements with its directors and officers. These agreements provide substantially broader indemnity rights than those provided under the Delaware Law and the Calpine's bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against Calpine or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by Calpine, and Calpine would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of Calpine but would be offset by Calpine's obligations to the director or officer under the indemnification agreement. In addition, the directors of Calpine are insured under officers and directors liability insurance policies.

CALPINE CANADA ENERGY FINANCE ULC

     Every director or officer, former director or officer, or person who acts or acted at the request of Calpine Canada Energy Finance, as a director or officer of Calpine Canada Energy Finance, a body corporate, partnership or other association of which Calpine Canada Energy Finance is or was a shareholder, partner, member or creditor, and the heirs and legal representatives of such person, in the absence of any dishonesty on the part of such person, shall be indemnified by Calpine Canada Energy Finance against all costs, losses and expenses, including an amount paid to settle an action or claim or satisfy a judgment, that such person may incur or become liable to pay in respect of any claim made against such person or civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Calpine Canada Energy Finance.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 (a)1.1   Form of Underwriting Agreement with respect to Common Stock,
          Preferred Stock and Debt Securities of Calpine
   *1.2   Form of Underwriting Agreement with respect to Debt
          Securities of Calpine Canada Energy Finance
 (b)3.1   Amended and Restated Certificate of Incorporation of Calpine
 (c)3.2   By-laws of Calpine
   +3.3   Memorandum of Association of Calpine Canada Energy Finance
   +3.4   Articles of Association of Calpine Canada Energy Finance
 (d)4.1   Form of Indenture between Calpine and Wilmington Trust
          Company, including form of Note
 (e)4.2   Rights Agreement, dated as of June 5, 1997, between Calpine and First Chicago Trust Company of New York, as Rights Agent
   +4.3   Form of Indenture between Calpine Canada Energy Finance and
          Wilmington Trust Company, including form of Note
   +4.4   Form of Guarantee Agreement of Calpine with respect to
          Senior Debt Securities of Calpine Canada Energy Finance
   *5.1   Opinion of Covington & Burling
   *8.1   Opinion of Covington & Burling as to certain tax matters
   *8.2   Opinion of Bennett Jones as to certain Canadian federal tax matters
  *10.1   Amended and Restated Credit Agreement, dated as of February
          15, 2001, among Calpine Construction Finance Company, L.P.,
          Credit Suisse First Boston, The Bank of Nova Scotia, TD
          Securities (USA) Inc. and CIBC World Markets Corp.
  +12.1   Statement Regarding Computation of Ratios
  +23.1   Consent of Arthur Andersen LLP, independent public
          accountants
  *23.2   Consent of Covington & Burling (included in Exhibits 5.1 and
          8.1)
  *23.3   Consent of Bennett Jones (included in Exhibit 8.2)
  +24.1   Power of Attorney of Officers and Directors of Calpine (see
          pages II-5 and II-6)
  +24.2   Power of Attorney of Officers and Directors of Calpine
          Canada Energy Finance (see page II-7)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *25.1   Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939, as amended, of Wilmington Trust Company, as
          Trustee under the Calpine Corporation Indenture
  *25.2   Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939, as amended, of Wilmington Trust Company, as
          Trustee under the Calpine Canada Energy Finance Indenture

---------------
  *  To be filed by amendment.

  +  Filed herewith.

 (a) Incorporated by reference to Calpine's Registration Statement on Form S-3 (Registration No. 333-48274).

 (b) Incorporated by reference to Calpine's Registration Statement on Form S-3 (Registration No. 333-40652).

 (c) Incorporated by reference to Calpine's Registration Statement on Form S-1 (Registration No. 333-07497).

 (d) Incorporated by reference to Amendment No. 1 to Calpine's Registration Statement on Form S-3 (Registration No. 333-40652).

 (e) Incorporated by reference to Calpine's Registration Statement on Form 8-A, as amended by Calpine's Registration Statement on Form 8-A/A (File No. 001-12079).

ITEM 17.  UNDERTAKINGS

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If either of the registrants is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrants include in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Calpine Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake that:

     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Calpine Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 20th day of March, 2001.

                                          CALPINE CORPORATION

                                          By      /s/ PETER CARTWRIGHT
                                            ------------------------------------
                                                      Peter Cartwright
                                                    Chairman, President,
                                            Chief Executive Officer and Director

                              CALPINE CORPORATION
                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Calpine Corporation do hereby constitute and appoint Peter Cartwright and Ann B. Curtis, and each of them, the lawful attorney and agent or attorneys and agents with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or either of them, determine may be necessary or advisable or required to enable Calpine Corporation to comply with the Securities and Exchange Act of 1934, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement on Form S-3. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of Calpine Corporation and in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
               /s/ PETER CARTWRIGHT                        Chairman, President,         March 20, 2001
---------------------------------------------------       Chief Executive Officer
                 Peter Cartwright                              and Director
                                                       (Principal Executive Officer)

                 /s/ ANN B. CURTIS                       Executive Vice President       March 20, 2001
---------------------------------------------------            and Director
                   Ann B. Curtis                       (Principal Financial Officer)

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

             /s/ CHARLES B. CLARK, JR.                      Vice President and          March 20, 2001
---------------------------------------------------        Corporate Controller
               Charles B. Clark, Jr.                  (Principal Accounting Officer)

               /s/ JEFFREY E. GARTEN                             Director               March 20, 2001
---------------------------------------------------
                 Jeffrey E. Garten

               /s/ MICHAEL P. POLSKY                             Director               March 20, 2001
---------------------------------------------------
                 Michael P. Polsky

                                                                 Director
---------------------------------------------------
                  Susan C. Schwab

              /s/ GEORGE J. STATHAKIS                            Director               March 20, 2001
---------------------------------------------------
                George J. Stathakis

                /s/ JOHN O. WILSON                               Director               March 20, 2001
---------------------------------------------------
                  John O. Wilson

                                                                 Director
---------------------------------------------------
                 V. Orville Wright

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Calpine Canada Energy Finance ULC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on this 20th day of March, 2001.

                                          CALPINE CANADA ENERGY FINANCE ULC

                                          By        /s/ ANN B. CURTIS
                                            ------------------------------------
                                                Executive Vice President and
                                                          Secretary

                       CALPINE CANADA ENERGY FINANCE ULC
                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Calpine Canada Energy Finance ULC do hereby constitute and appoint Peter Cartwright and Ann B. Curtis, and each of them, the lawful attorney and agent or attorneys and agents with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or either of them, determine may be necessary or advisable or required to enable Calpine Canada Energy Finance ULC to comply with the Securities and Exchange Act of 1934, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement on Form S-3. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement or amendments or supplements thereto, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite his or her name.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement on Form S-3 has been signed below by the following persons on behalf of Calpine Canada Energy Finance ULC and in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
               /s/ PETER CARTWRIGHT                      President and Director       March 20, 2001
---------------------------------------------------   (Principal Executive Officer)
                 Peter Cartwright

                 /s/ ANN B. CURTIS                      Executive Vice President,     March 20, 2001
---------------------------------------------------      Secretary and Director
                   Ann B. Curtis                        (Principal Financial and
                                                           Accounting Officer)

           Authorized representative in
                 The United States

                 /s/ ANN B. CURTIS                                                    March 20, 2001
---------------------------------------------------
             Authorized Representative

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
(a)1.1   Form of Underwriting Agreement with respect to Common Stock,
         Preferred Stock and Debt Securities of Calpine
  *1.2   Form of Underwriting Agreement with respect to Debt
         Securities of Calpine Canada Energy Finance
(b)3.1   Amended and Restated Certificate of Incorporation of Calpine
(c)3.2   By-laws of Calpine
  +3.3   Memorandum of Association of Calpine Canada Energy Finance
  +3.4   Articles of Association of Calpine Canada Energy Finance
(d)4.1   Form of Indenture between Calpine and Wilmington Trust
         Company, including form of Note
(e)4.2   Rights Agreement, dated as of June 5, 1997, between Calpine and First Chicago Trust Company of New York, as Rights Agent
  +4.3   Form of Indenture between Calpine Canada Energy Finance and
         Wilmington Trust Company, including form of Note
  +4.4   Form of Guarantee Agreement of Calpine with respect to
         Senior Debt Securities of Calpine Canada Energy Finance
  *5.1   Opinion of Covington & Burling
  *8.1   Opinion of Covington & Burling as to certain tax matters
  *8.2   Opinion of Bennett Jones as to certain Canadian federal tax matters
 *10.1   Amended and Restated Credit Agreement, dated as of February
         15, 2001, among Calpine Construction Finance Company, L.P.,
         Credit Suisse First Boston, The Bank of Nova Scotia, TD
         Securities (USA) Inc. and CIBC World Markets Corp.
 +12.1   Statement Regarding Computation of Ratios
 +23.1   Consent of Arthur Andersen LLP, independent public
         accountants
 *23.2   Consent of Covington & Burling (included in Exhibits 5.1 and
         8.1)
 *23.3   Consent of Bennett Jones (included in Exhibit 8.2)
 +24.1   Power of Attorney of Officers and Directors of Calpine (see
         pages II-5 and II-6)
 +24.2   Power of Attorney of Officers and Directors of Calpine
         Canada Energy Finance (see page II-7)
 *25.1   Form T-1 Statement of Eligibility under the Trust Indenture
         Act of 1939, as amended, of Wilmington Trust Company, as
         Trustee under the Calpine Corporation Indenture
 *25.2   Form T-1 Statement of Eligibility under the Trust Indenture
         Act of 1939, as amended, of Wilmington Trust Company, as
         Trustee under the Calpine Canada Energy Finance Indenture

---------------
  * To be filed by amendment.

  + Filed herewith.

(a) Incorporated by reference to Calpine's Registration Statement on Form S-3 (Registration No. 333-4827.

(b) Incorporated by reference to Calpine's Registration Statement on Form S-3 (Registration No. 333-40652).

(c) Incorporated by reference to Calpine's Registration Statement on Form S-1 (Registration No. 333-07497).

(d) Incorporated by reference to Amendment No. 1 to Calpine's Registration Statement on Form S-3 (Registration No. 333-40652).

(e) Incorporated by reference to Calpine's Registration Statement on Form 8-A, as amended by Calpine's Registration Statement on Form 8-A/A (File No. 001-12079).